Exhibit 3.1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT “ANDOVER MEDICAL, INC.” IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE NOT HAVING BEEN CANCELLED OR DISSOLVED SO FAR AS THE RECORDS OF THIS OFFICE SHOW AND IS DULY AUTHORIZED TO TRANSACT BUSINESS.

THE FOLLOWING DOCUMENTS HAVE BEEN FILED:

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM “SNOW & SAIL SPORTS, INC.” TO “ANDOVER MEDICAL, INC.”, FILED THE FIRST DAY OF SEPTEMBER, A.D. 2006, AT 2:04 O’CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE TWENTY-FIRST DAY OF DECEMBER, A.D. 2006, AT 12:25 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “ANDOVER MEDICAL, INC.”.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE NOT BEEN ASSESSED TO DATE.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4027938 8310	AUTHENTICATION: 5300970

061174279	DATE: 12-21-06

1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “ANDOVER MEDICAL, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF DECEMBER, A.D. 2006, AT 12:25 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4027938 8100	AUTHENTICATION: 5300980

061174279	DATE: 12-21-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:33 PM 12/21/2006
FILED 12:25 PM 12/21/2006
SRV 061174279 - 4027938 FILE

CERTIFICATE OF DESIGNATION,
PREFERENCES AND
RIGHTS OF SERIES A PREFERRED STOCK
OF
ANDOVER MEDICAL, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Andover Medical, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies that the following resolutions were first adopted by the board of directors of the Corporation (the “Board of Directors”) on December 20, 2006, pursuant to authority of the Board of Directors as required by Section 151(g) of the DGCL:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in connection with the offering of up to 120 units (the “Units”) at a price of $50,000 per Unit (the “Offering”), or a maximum Offering of $6,000,000, including an over-subscription of 20 Units, plus Units issuable to NASD member firms which sell Units in the Offering, pursuant to a confidential private placement memorandum dated November 14, 2006 (the “PPM”), with each Unit consisting of (i) fifty shares of Series A Convertible Preferred Stock of the Corporation, par value $.001 per share (“Series A Preferred Stock”), with a face value of $1,000 per share, with each share initially convertible into 2,857 shares, or an aggregate of 142,850 shares per Unit, of common stock, $.001 par value (“Common Stock”) at $0.35 per share, (ii) warrants to purchase 142,850 shares of Common Stock exercisable for a period of five years from the effective date of a registration statement (the “Effective Date”) covering all of the Common Stock issuable in the Offering, at $0.45 per share (“A Warrant”), and (iii) warrants to purchase 142,850 shares of Common Stock exercisable for a period of five years from the Effective Date, at a price of $0.60 per share (“B Warrant”, together with A Warrant, collectively referred to herein as the “A and B Warrants”); and in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which created and authorized 1,000,000 shares of preferred stock of the Corporation, par value of $.001 per share (the “Preferred Stock”), of which no shares are currently issued and outstanding, so that all 1,000,000 shares of Preferred Stock have the status of authorized but unissued shares and are available for issuance, the Board of Directors hereby establishes a new series of Preferred Stock, the Series A Preferred Stock, to consist of 7,000 shares, and hereby fixes the powers, designation, preferences, relative, participating, optional and other rights of such series of Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, in addition to those set forth in said Article Fourth, as follows:

“Series A Preferred Stock.”

1.             Number Authorized and Designation.  Of the 1,000,000 shares of preferred stock authorized under Article Fourth of the Certificate of Incorporation, the Corporation shall have the authority to issue 7,000 shares designated as 6% Series A Convertible Preferred Stock, $1,000, Face Value, $.001 par value per share (“Series A Preferred Stock”), upon the terms, conditions, rights, preferences and limitations set forth herein.

2.             Rights, Preferences and Limitations.  The relative rights, preferences and limitations of Series A Preferred Stock are as follows:

(a)           Rank.  The Series A Preferred Stock shall rank (i) senior to all of the Common Stock, par value $.001 per share (“Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, “Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b)           Dividends.  The holders of record of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends paid in cash or fractional shares of Common Stock, at the option of the Corporation, unless earlier converted.  Stock dividends shall be payable at the annual rate of six (6%) percent, or $60.00 per share (i.e., [3/50th] of one share).  The initial dividend paid after the date of original issuance of any shares or fractions of a share of Common Stock shall accrue from such date of issuance on a pro rata basis.  Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series A Preferred Stock, shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other series of Preferred Stock of the Corporation ranking, as to dividends or distributions of assets on liquidation, dissolution or winding up of Corporation, junior to the Series A Preferred Stock other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock.  When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with this Series A Preferred Stock, all dividends declared upon this series and any other Preferred Stock ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other Preferred Stock bear to each other.  Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

(c)           (i)            Conversion.  Upon the election of an investor (“Investor”) at any time after the last closing of the Offering, each share of Series A Preferred Stock is convertible, subject to adjustment as described below, into 2,857 shares of Common Stock (the “Conversion Rate”) at a price equal to $0.35 per share of Common Stock (the “Conversion Price”).  If the Corporation issues or sells any shares of its Common Stock (or equivalent thereof) following the closing of this Offering, then the Conversion Rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which the Corporation issues or sells such shares of Common Stock.  The Conversion Price in effect on the conversion date for the Series A Preferred Stock shall be in accordance with the provisions of subsection (iii) below, subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Common Stock.

(ii)           Conversion by the Corporation.  Each share of Series A Preferred Stock shall be convertible, at the Corporation’s option, into Common Stock following the Effective Date of the registration statement (to be filed by the Corporation with the Securities and Exchange Commission in connection with the Offering) if the Common Stock trades above 500% of the Conversion Price (initially $.35 per share) for a period of 30 consecutive trading days.  The Corporation will continue paying dividends on shares of Series A Preferred Stock through the conversion date.

(iii)          Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors in good faith.  Before any holder of Preferred Stock shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Preferred Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give five (5) days’ prior written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Preferred Stock, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid.  Conversions shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv)          Adjustment to Conversion Price for Stock Dividends, Stock Splits and Combinations.  In the event the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, conversely, in the event the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment pursuant to this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v)           Reservation of Shares.  The Corporation shall at all times reserve out its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock issued upon due conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(vi)          Rights Upon Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(d)           Voting Rights.  The shares of Series A Preferred Stock shall entitle the holder to vote on an as if converted basis together with the holders of the Common Stock.

The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided, however; the Corporation may at any time without the vote or consent of the stockholders of the Series A Preferred Stock or any other stockholder amend the Series A Certificate of Designation to increase or reduce the number of shares designated thereunder so long as any reduction does not result in the designation of less Series A Preferred Stock than is issued and outstanding at the time of the reduction.

So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock: (i) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions, (ii) dissolve the Corporation or effectuate a liquidation, or (iii) enter into any agreement for, or consummate, any merger, recapitalization, reclassification, sale of all or substantially all of the assets of the Corporation, or any acquisition of the stock or assets of another entity.

(e)           Preemptive Rights.  Holders of Series A Preferred Stock shall have no preemptive rights.

(f)            Liquidation Rights.  Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distribution of securities required by the Certificate of Incorporation, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and pari passu with any distribution of Parity Securities, an amount equal to $1,000 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Common Stock.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock.  An amount equal to $1,000 per share, plus an additional amount equal to any dividend declared but unpaid on such Common Stock, shall then be paid ratably to the holders of the Common Stock.  All assets remaining thereafter shall then be distributed, pari passu, to all the holders of the Series A Preferred Stock (on the basis as if all outstanding shares of Series A Preferred Stock had been converted into Common Stock) and Common Stock.

(g)           Anti-Dilution.

(i)            Adjustment for Dividends, Stock Splits and Combinations.  If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, then the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.  Any such adjustment to the Conversion Price shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.  Notwithstanding the preceding two sentences, for a 12-month period commencing on December 21, 2006, the Conversion Price and the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall not be adjusted in the event of a reverse stock split or any similar recapitalization of the Company.

(ii)           Adjustments for Other Dividends.  If the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period with respect to the rights of the holders of Series A Preferred Stock.

(iii)          Reorganizations, Mergers, Consolidations or Reclassifications.  In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another person, the holders of Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating thereto, cash in the amount of the face value of the Series A

Preferred Stock plus accrued dividends payable in cash equal to the number of shares of Series A Preferred Stock issued as dividends multiplied by the Conversion Price.

(iv)          Sale of Additional Shares.

(i)            If at any time or from time to time the Corporation shall elect to issue or sell Additional Shares of Common Stock (as hereinafter defined), or is deemed to have issued or sold Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock as provided in Section (g)(i) above and other than as a subdivision or combination of shares of Common Stock as provided in Section (g)(i) above, for a consideration per share less than the then existing Conversion Price, then, and in each such case, the Conversion Rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which the Company issues or sells such shares of Common Stock.
(ii)           For the purpose of determining whether any proposed issuance is of less than the Conversion Price any adjustment in the Conversion Price or number of shares of Common Stock issuable upon conversion of Series A shares, as provided above, the consideration received by the Corporation for any issuance or sale of securities shall:

(A)          to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issuance or sale;

(B)           to the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board, at or about (but in either case as of) the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and

(C)           if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, then the consideration received for the Additional Shares of Common Stock, Convertible Securities or rights or options shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii)          For the purpose of subsection (i) above, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Common Stock (other than the issuance of additional Series A Preferred Stock as provided in the purchase agreement under which the Series A Preferred Stock were sold by the Corporation to the initial purchasers thereof) (“Convertible Securities”) or issues any rights or options to purchase Additional Shares of Common Stock or Convertible Securities (“Rights”), then, and in each such case, if the Effective Conversion Price (as defined below) of such Rights or Convertible Securities shall be less than the Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration therefore an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities.  “Effective Conversion Price” means the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any Additional Share(s) of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively.  No further determination shall be made under subsection (ii) above upon the issuance of such Rights or Convertible Securities as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities.

(A)          “Additional Shares of Common Stock” means all shares of Common Stock issued or deemed to be issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) the issuance of shares of Common Stock upon the conversion of Series A Preferred Stock and the A and B Warrants issued in the Offering; (ii) the issuance of shares of Common Stock, Convertible Securities or Rights to the Corporation’s management team as compensation, or the issuance of shares of Common Stock upon exercise of Convertible Securities or Rights, or issuance of Convertible Securities or Rights to the officers, employees, directors, consultants or advisors to the Corporation pursuant to any stock option plan, stock purchase plan, or other arrangement approved by the Board;  (iii) the issuance of shares of Common Stock, Convertible Securities or Rights in a merger or acquisition by the Corporation approved by the Board; (iv) the issuance of shares of Common Stock, Convertible Securities or Rights to financial institutions or lessors, pursuant to a commercial credit arrangement, equipment financing transaction, or a similar transaction, or in connection with a strategic partnership approved by the Board; (v) the issuance of securities in a registered public offering; (vi) the issuance of securities pursuant to the exercise of currently outstanding options, warrants, notes or other rights to acquire Common Stock of the Corporation; or (vii) the issuance of shares of Common Stock, Convertible Securities or Rights approved by the Corporation’s shareholders.

(B)           “Common Stock” as used in this Section (g) means any shares of any class of the Corporation’s voting capital stock other than the Series A Preferred Stock.

(h)           Reservation of Shares.  The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series A Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock when issued upon conversion of Series A Preferred Stock shall be validly issued, fully paid and non-assessable.

(i)            Rights Upon Conversion.  All Series A Preferred Stock which shall have been converted into shares of Common Stock as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Series A Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights of Series A Preferred Stock to be signed by the undersigned authorized officer this 21st day of December, 2006.

/s/ Edwin Reilly
Edwin Reilly, President and
Chief Operating Officer